Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) (the “Statement”) with respect to the Common Shares of Beneficial Interest, par value $0.001 per share, of FS Multi-Alternative Income Fund. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. Each of the undersigned hereby agrees that, unless differentiated, this Statement is filed on behalf of each of the parties.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of this 12th day of August, 2019.

FRANKLIN SQUARE HOLDINGS, L.P.

By:	/s/ Michael C. Forman
	Name:	Michael C. Forman
	Title:	Chief Executive Officer

FSMAIF SCV Feeder I LLC

By:	/s/ Michael C. Forman
	Name:	Michael C. Forman
	Title:	Authorized Person

/s/ Michael C. Forman
Michael C. Forman

/s/ David J. Adelman
David J. Adelman